EXHIBIT 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood Znameroski
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312-240-2827
847-718-8020

FOR IMMEDIATE RELEASE

THURSDAY, July 10, 2008

Material Sciences Announces First Quarter Fiscal 2009 Final Results

ELK GROVE VILLAGE, IL, July 10, 2008 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported final results for the first quarter of fiscal 2009, ended May 31, 2008. The final results reflect a foreign currency transaction gain of $0.4 million for the first quarter of fiscal 2009, which had not been included in the company’s preliminary results released on July 9, 2008.

After accounting for the foreign currency gain, the company recorded a net loss of $1.6 million, or $0.11 per diluted common share, compared with a loss of $0.5 million, or $0.04 per diluted common share, in the prior year’s first fiscal quarter. The company previously reported a net loss of $1.9 million, or $0.14 per diluted common share, for the first quarter of fiscal 2009.

The company’s final results were included in its quarterly report on Form 10-Q, filed on July 10, 2008, and are included in this release.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; our ability to retain key personnel; overcapacity in the coil coating industry; shifts in the supply model for our products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 29, 2008, filed with the Securities and Exchange Commission on May 29, 2008, and from time to time in our other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

Material Sciences Corporation and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended May 31,
(In thousands, except per share data)	2008	2007
Net Sales	$57,165	$60,665
Cost of Sales	50,364	51,944

Gross Profit	6,801	8,721
Selling, General and Administrative Expenses	10,354	10,288

Loss from Operations	(3,553)	(1,567)

Other (Income) and Expense:
Interest (Income) Expense, Net	(74)	(82)
Equity in Results of Joint Venture	(81)	(56)
Other, Net	(490)	(517)

Total Other Income, Net	(645)	(655)

Loss from Continuing Operations Before
Benefit for Income Taxes	(2,908)	(912)
Benefit for Income Taxes	(1,336)	(367)

Loss from Continuing Operations	(1,572)	(545)

Net Loss	$(1,572)	$(545)

Basic Net Loss Per Share	$(0.11)	$(0.04)

Diluted Net Loss Per Share	$(0.11)	$(0.04)

Weighted Average Number of Common Shares Outstanding Used for Basic Net Loss Per Share	13,856	14,531
Dilutive Shares	—	—

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	13,856	14,531

Material Sciences Corporation and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

	May 31,	February 29,
(In thousands)	2008	2008
Assets:
Current Assets:
Cash and Cash Equivalents	$10,801	$7,913
Short Term Investment	4,132	6,933
Receivables	29,723	28,547
Income Taxes Receivable	3,013	3,316
Prepaid Expenses	1,747	744
Inventories	29,579	31,811
Deferred Income Taxes	3,287	3,754
Assets Held For Sale	3,882	3,882
Other Assets	175	180

Total Current Assets	86,339	87,080

Property, Plant and Equipment	215,250	213,842
Accumulated Depreciation and Amortization	(149,273)	(146,541)

Net Property, Plant and Equipment	65,977	67,301

Other Assets:
Investment in Joint Venture	3,308	3,094
Deferred Income Taxes	8,730	6,608
Other	345	232

Total Other Assets	12,383	9,934

Total Assets	$164,699	$164,315

Liabilities:
Current Liabilities:
Accounts Payable	$26,645	$22,513
Accrued Payroll Related Expenses	4,445	4,691
Accrued Expenses	7,575	7,403

Total Current Liabilities	38,665	34,607

Long-Term Liabilities:
Pension and Postretirement Liabilities	9,348	9,628
Other	5,722	4,948

Total Long-Term Liabilities	15,070	14,576

Commitments and Contingencies

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	381	381
Additional Paid-In Capital	79,582	79,491
Treasury Stock at Cost	(55,684)	(52,978)
Retained Earnings	86,700	88,272
Accumulated Other Comprehensive Income	(15)	(34)

Total Shareowners’ Equity	110,964	115,132

Total Liabilities and Shareowners’ Equity	$164,699	$164,315

Material Sciences Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended May 31,
(In thousands)	2008	2007
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(1,572)	$(545)
Adjustments to Reconcile Net Income (Loss) to Net Cash
Provided by Operating Activities:
Depreciation, Amortization and Accretion	2,680	2,911
Provision for Deferred Income Taxes	(1,705)	—
Compensatory Effect of Stock Plans	91	34
Foreign Currency Transaction Gain	(354)	(413)
Other, Net	(81)	(25)
Changes in Assets and Liabilities:
Receivables	(1,116)	16,718
Income Taxes Receivable	303	(474)
Prepaid Expenses	(1,001)	(647)
Inventories	2,295	(5,901)
Accounts Payable	4,540	(9,369)
Accrued Expenses	(112)	(460)
Other, Net	479	(398)

Net Cash Provided by Continuing Operations	4,447	1,431
Net Cash Provided by (Used in) Discontinued Operations	—	15

Net Cash Provided by Operating Activities	4,447	1,446

Investing Activities:
Capital Expenditures	(1,639)	(1,763)
Proceeds from Sale of Marketable Securities	2,800	—

Net Cash Used in Investing Activities	1,161	(1,763)

Financing Activities:
Purchases of Treasury Stock	(2,706)	(278)

Net Cash Provided by (Used in) Financing Activities	(2,706)	(278)

Effect of Exchange Rate Changes on Cash	(14)	11

Net Increase (Decrease) in Cash	2,888	(584)
Cash and Cash Equivalents at Beginning of Period	7,913	11,667

Cash and Cash Equivalents at End of Period	$10,801	$11,083

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$461	$404

Supplemental Cash Flow Disclosures:
Interest Paid	$26	$61
Income Taxes Paid	$8	$319